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Exhibit 23.3

        I, Charles Arthur Braun, hereby give my consent to the use of this report titled Technical Report, OOPA Project, Washoe County, Nevada, dated June 19, 2001, in whole or in part and including the authors name for a Prospectus or Statement of Material Facts.

Dated at Idledale, Colorado this 19th day of June 2001.

/s/ Charles Arthur Braun
Charles Arthur Braun

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  Exhibit 23.3